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                                                                Exhibit 4.3


         STATEMENT PURSUANT TO ARIZONA REVISED STATUTES SECTION 10-602
                                      FOR
                            $_____________ SERIES A
                           CONVERTIBLE PREFERRED STOCK
                            PAR VALUE $.05 PER SHARE
                                       OF
                                  SIMULA, INC.
                             AN ARIZONA CORPORATION


        SIMULA, INC., a corporation organized and existing under the laws of the State of Arizona, does hereby submit this Certificate of Simula, Inc. pursuant to Arizona Revised Statutes, Section 10-602 as follows:

        1.  NAME:  The name of this Company is:

                                  SIMULA, INC.

        2. THE RESOLUTION ESTABLISHING AND DESIGNATING A SERIES OF PREFERRED STOCK AND FIXING AND DETERMINING THE RELATIVE POWERS, DESIGNATIONS, PREFERENCES AND PRIVILEGES OF THE SHARES OF PREFERRED STOCK AND THE QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF:

    Attached hereto as Exhibit A and by this reference incorporated herein.

        3. DATE OF THE RESOLUTION: The Resolution was duly adopted by unanimous consent of all the Directors of the Company effective ______________, 1996.

        4. ADOPTION OF RESOLUTION: The Resolution has been duly adopted by the Company's Board of Directors and has not been amended, modified, rescinded or superseded and remains in full force and effect.

        IN WITNESS WHEREOF, the Company has caused this Certificate to be executed, delivered and filed this ____ day of ____________, 1997.




                                        ______________________________________
                                        DONALD W. TOWNSEND, President


                                        ______________________________________
                                        BRADLEY P. FORST, Secretary

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                                ACKNOWLEDGEMENT

STATE OF ARIZONA   )
                   ) SS.
COUNTY OF MARICOPA )

        On this date, before me, a Notary Public, personally appeared DONALD W. TOWNSEND, known to me or satisfactorily proven to be the person whose name is subscribed to this instrument, and acknowledged that he executed the same in the capacity indicated.


                                        ---------------------------------------
                                        Notary Public

My Commission Expires:

----------------------

STATE OF ARIZONA   )
                   ) SS.
COUNTY OF MARICOPA )

        On this date, before me, a Notary Public, personally appeared BRADLEY
P. FORST, known to me or satisfactorily proven to be the person whose name is subscribed to this instrument, and acknowledged that he executed the same in the capacity indicated.

                                        ---------------------------------------
                                        Notary Public

My Commission Expires:

----------------------

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                                   EXHIBIT A

                RESOLUTION OF BOARD OF DIRECTORS OF SIMULA, INC.
              PURSUANT TO ARIZONA REVISED STATUTES, SECTION 10-602

        BE IT RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of Simula, Inc. ("Company") by the Articles of Incorporation, a series of serial Preferred Stock of the Company be and hereby is created, as to which the terms of issuance and the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof shall be as follows:


                                 A. DESIGNATION

        The distinctive serial designation of the series is $        Series A
Convertible Exchangeable Preferred Stock, par value $.05 per share ("Convertible Preferred Stock").


                         B. NUMBER OF SHARES IN SERIES

        The number of authorized shares of Convertible Preferred Stock created hereby shall be 1,380,000 shares.


                         C. CONSIDERATION FOR ISSUANCE

        The Convertible Preferred Stock shall be issued by the Company from time to time, in the discretion of the Board of Directors. The Convertible Preferred Stock shall be offered and sold by the Company for a price of $ per share, payable as determined by the Board of Directors of the Company from time to time in its sole discretion. Upon the issuance of the shares of Convertible Preferred Stock, such shares shall be fully paid and non-assessable.

                                  D. DIVIDENDS

        Holders of shares of Convertible Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment, a cumulative cash dividend
equal to $        per share. Dividends accrue from the date of original
issuance and are payable quarterly on the 30th day of January, April, July, and October of each year (or if such day is not a business day, on the next succeeding business day), commencing July 30, 1997, to the person in whose name the Convertible Preferred Stock is registered at the close of business on the 15th day of the month of such dividend payment date.

        Dividends will be computed on the basis of a 360-day year of twelve 30-day months, with each dividend payment to be rounded to the nearest whole cent. Dividends on the Convertible Preferred Stock will cumulate to the extent they are not paid on the dividend payment date for the period for which they

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accrued whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends will be cumulative from the issue date. Accrued dividends, whether current or in arrears, are payable on Convertible Preferred Stock that is converted into Common Stock only if such dividend has been declared and is payable as of a record date prior to the Conversion Date, as hereinafter defined.

        No dividends shall be declared or paid or set apart for payment on Common Stock, or the preferred stock of any series ranking, as to dividends, junior to the Convertible Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for payment) on the Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends. When dividends are not paid in full upon the Convertible Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Convertible Preferred Stock, all dividends declared upon such shares of Convertible Preferred Stock and other stock ranking on a parity shall be declared pro rata so that in all cases the amount of dividends declared per share on the Convertible Preferred Stock and such other preferred stock shall bear to each other the same ratio that accumulated dividends per share on the shares of Convertible Preferred Stock and such other preferred stock bear to each other.


                                 E.  REDEMPTION

        If not earlier converted, exchanged, or redeemed, the Preferred Stock may be redeemed upon at least 30 days' notice, at the Company's option, in
whole or in part on a pro rata basis, on and after                 , 1999, at
the following redemption prices if redeemed during the twelve-month period
beginning                   of the year indicated below, in each case together
with accrued dividends payable thereon to the redemption date:

                YEAR                            PRICE PER SHARE
                ----                            ---------------
                1999..........................
                2000..........................
                2001..........................
                2002..........................
                2003..........................

        However, on or after                , 1999 and prior to               ,
2000, the Preferred Stock will not be redeemable unless the last reported sale price of the Company's Common Stock as quoted on the NYSE has equaled or
exceeded $       for 20 trading days within a period of 30 consecutive trading days.

        Within 30 days following the occurrence of any Change of Control, as hereinafter defined, the Company shall offer ("Change of Control Offer") to purchase all outstanding Convertible Preferred Stock at a purchase price of $________ per share plus accrued and unpaid dividends to the date of the Change of Control Offer. The Change of Control Offer shall be deemed to have commenced upon mailing of notice to the holders of Convertible Preferred Stock and shall terminate twenty (20) business days after its


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commencement, unless a longer offering period is then required by law. Promptly after the termination of the Change of Control Offer ("Change of Control
Payment Date"), the Company shall purchase and mail or deliver payment for all shares tendered in response to the Change of Control Offer. If the Change of Control Payment Date is on or after a dividend payment record date and on or before the related dividend payment date, any accrued and unpaid dividends will be paid to the Person in whose name a share is registered at the close of business on such record date, and no additional dividends will be payable to holders who tender shares pursuant to the Change of Control Offer.

        Change of Control means any event or series of events by which (i) any Person as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") is or becomes the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 50% of more of the total voting power of the voting stock of the Company; (ii) the Company consolidates with or merges or amalgamates with or into another Person or conveys, transfers, or leases all or substantially all of its assets to any Person, or any Person consolidates with, or merges or amalgamates with or into the Company, in any such event pursuant to the transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed or exchanged for voting stock of the surviving corporation and (B) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock of the surviving corporation immediately after such transaction; or (iii) the shareholders of the Company approve any plan of liquidation or dissolution of the Company.

        The Convertible Preferred Stock may not be redeemed when the capital of the Company is impaired or such redemption would cause an impairment of capital, except that the Company may purchase or redeem out of capital any shares of Convertible Preferred Stock which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock if such shares of Convertible Preferred Stock are retired upon their acquisition and the capital of the Company is reduced. In addition, in the event that any quarterly dividend due on the Convertible Preferred Stock is in default, and until all such defaults are cured, the Company may not redeem any shares of Convertible Preferred Stock unless all outstanding shares of such series are simultaneously redeemed and may not purchase or acquire any shares of Convertible Preferred Stock, except in accordance with a purchase offer made by the Company on the same terms to all holders of such series.


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        If fewer than all shares of Convertible Preferred Stock are to be redeemed, the Company will select those to be redeemed pro rata, as nearly as practicable, or by lot. The Company may, in its sole discretion, chose to redeem all or a portion of those shares of Convertible Preferred Stock evidenced by certificates for less than 100 shares before redeeming any shares evidenced by certificates of 100 shares or more. The Convertible Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Any shares of Convertible Preferred Stock which are redeemed shall assume the status of authorized but unissued Convertible Preferred Stock.


                                 F. CONVERSION

        Each share of the Convertible Preferred Stock is convertible at any time after the date of its issue, unless previously redeemed, at the option of the holder thereof, into ______ shares of the Company's Common Stock ("Conversion Rate"), equivalent to a conversion price of $______ per share of Common Stock, subject to adjustment upon the occurrence of certain events set forth below. A holder of Convertible Preferred Stock may convert his shares by surrendering to the conversion agent designated by the Company each certificate covering shares to be converted together with a statement of the name or names in which the shares of Common Stock shall be registered upon issuance (the date of such surrender, "Conversion Date"). Every such notice of election to convert shall constitute a contract between the holder giving such notice and the Company whereby such holder shall be deemed to subscribe for the shares of Common Stock he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender the shares of Convertible Preferred Stock to be converted and to release the Company from all further obligation thereon and whereby the Company shall be deemed to accept the surrender of such shares of Convertible Preferred Stock in full payment of the shares of Common Stock so subscribed for and to be issued upon such conversion. As promptly as practicable after the Conversion Date, the Company shall issue and deliver to the converting holder of the Convertible Preferred Stock a certificate representing the number of shares of Common Stock into which the Convertible Preferred Stock was converted together with dividends, if any, payable on the Convertible Preferred Stock so converted as may be declared and made payable to holders of record of Convertible Preferred Stock on the record date immediately preceding the Conversion Date. If a holder of Convertible Preferred Stock elects to convert only a portion of his Convertible Preferred Stock, upon such conversion the Company shall also deliver to the holder of the Convertible Preferred Stock, a new Convertible Preferred Stock certificate representing his unconverted Convertible Preferred Stock. All dividends accumulated and unpaid up to the dividend payment date immediately preceding the date of conversion shall constitute a debt of the Company to the converting holder and must be paid in full, by payment in cash, to the holder prior to the declaration and payment of any other dividend or distribution by the Company with respect to its Common Stock or distribution by the Company with respect to any other series of preferred stock ranking on a parity with the Convertible Preferred Stock.

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        Fractional Shares will not be issued upon conversion. In lieu of fractional shares, holders of Convertible Preferred Stock will be paid, at the time of conversion, an amount of cash equal to the same fraction of the current market value of a share of Common Stock on the Conversion Date. The current market value will be deemed the closing price of the Common Stock on the NYSE on the last trading day preceding the Conversion Date.

        The Conversion Rate is subject to adjustment upon the occurrence of certain events, including the issuance of shares of Common Stock or other securities of the Company as a dividend or distribution on shares of Common Stock of the Company to the holders of all of its outstanding shares of Common Stock; subdivisions, combinations, or certain reclassifications of shares of Common Stock of the Company (in which case, the holder of each share of Convertible Preferred Stock shall thereafter be entitled to receive upon the conversion of such share the number of shares of Common Stock or other class or series of shares of the Company as he would have been entitled to receive had shares of Convertible Preferred Stock held by him been converted immediately prior to the record date applicable to such event described above, such adjustment to become effective immediately after the opening of business following such record date or the day upon which such subdivision, combination, recapitalization or reclassification becomes effective); the issuance of shares of Common Stock of the Company or of rights, options, or warrants to subscribe for or purchase shares of Common Stock of the Company at less than the effective conversion price of the Convertible Preferred Stock, exclusive of the Company's shares of Common Stock, options, rights, or warrants issued to employees, officers, and directors; or the distribution to the holders of shares of Common Stock of the Company generally of evidences of indebtedness or assets (excluding cash dividends and distributions made out of current or retained earnings) or rights, options, or warrants to subscribe for securities of the Company other than those mentioned above. No adjustment in the Conversion Rate will be required to be made with respect to the Convertible Preferred Stock until cumulative adjustments amount to one percent (1%) or more; however, any such adjustment not required to be made will be carried forward and taken into account in any subsequent adjustment. No accrued and unpaid cumulative dividends will be paid upon conversion of the Convertible Preferred Stock unless the conversion occurs after the record date for such dividend.

        In the event of any consolidation with or merger of the Company into another corporation, or sale of all or substantially all of the properties and assets of the Company to any other corporation or person, or in case of any reorganization of the Company, each share of Convertible Preferred Stock shall thereupon become convertible only into the number of shares of stock or other securities, assets or cash to which a holder of the number of shares of Common Stock of the Company issuable (at the time of such consolidation, merger, sale or reorganization) upon conversion of such share of Convertible Preferred
Stock would have been entitled upon such consolidation, merger, sale or reorganization and shall have no other conversion rights; in any such event, effective provision shall be made, in the articles of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Convertible Preferred Stock shall thereafter be applicable to any such other shares of stock, other securities, cash or property deliverable upon conversion of the shares of the Convertible Preferred Stock remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the Convertible Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided.

        The Company shall at all times reserve and keep available free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of shares of


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Convertible Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Convertible Preferred Stock then outstanding.



     In the event the Company determines (i) to pay a dividend or make a distribution to holders of its Common Stock in assets other than cash, shares of Common Stock or a security convertible into shares of Common Stock; (ii) to declare a cash dividend upon its Common Stock, or (iii) to offer for subscription to the holders of its Common Stock any additional shares of its capital stock of any class or any rights, the Company shall advise the holders of the Convertible Preferred Stock of the record date applicable to such event not less than 30 days prior to such record date.



                                  G. EXCHANGE



     At the Company's option, all, but not less than all, of the then outstanding shares of the Preferred Stock may be exchanged on any dividend
payment date commencing        , subject to certain conditions stated below, for
the Company's     % Senior Subordinated Convertible Exchange Notes due
         "Exchange Notes") on not less than 30 days nor more than 60 days notice
preceding the dividend payment date, at an exchange rate of $       principal
amount of Exchange Notes for each share of the Preferred Stock. Concurrent with such notice of the Company's exercise of its exchange option, the Company will provide information regarding the procedure for tendering shares to the Company or Trustee in exchange for Exchange Notes. Such exchange may be made only if, at the time of exchange (i) the Company's Exchange Indenture shall have been qualified under the Trust Indenture Act of 1939 (ii) there shall be no dividend arrearage on the Preferred Stock (including the dividend payable on the date of exchange), and (iii) no Event of Default under the Exchange Indenture shall have occurred and be continuing. The form of the Exchange Indenture may not be amended or supplemented before the date of exchange without the affirmative vote or consent of the holders of two-thirds of outstanding shares of the Preferred Stock, except for those changes which would not adversely affect the legal rights of such holders. In the event such exchange would result in the issuance of an Exchange Note in a principal amount which is not an integral multiple of $25, the difference between such principal amount and the highest integral multiple of $25 shall be paid to the holder in cash. At the exchange date, the rights of holders of the Preferred Stock shall cease and the person or persons entitled to receive Exchange Notes issuable upon such exchange shall be treated as the registered holder or holders of such Exchange Notes. Interest will accrue on the Exchange Notes from the date of exchange.



                          H. LIQUIDATION PREFERENCE



     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Convertible Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or other stock of the Company ranking junior to the Convertible Preferred Stock, liquidating distributions in the amount of $__ per share plus all accrued and unpaid Dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Convertible Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Convertible Preferred Stock are not paid in full, the holders of the Convertible Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. The foregoing liquidation rights shall not be operative in the event of (i) any consolidation or merger of the Company with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Company immediately followed by reincorporation of a successor corporation or creation of a successor partnership, or (iii) a sale or other disposition of all or substantially all of the Company's assets to another corporation or a partnership if, in each case, effective provision is made in the articles of incorporation of the resulting or surviving corporation or the certificate of partnership of the resulting partnership or otherwise, for the protection of the rights of the holders of the Convertible Preferred Stock.



                                   I. VOTING



     The holders of the Convertible Preferred Stock are not entitled to vote, except as set forth below and as provided by law. On matters subject to a vote by the holders of the Convertible Preferred Stock, the holders are entitled to one vote per share.



     If the equivalent of six consecutive quarterly dividends payable on the Convertible Preferred Stock, or on any other series of preferred stock ranking on a parity with the Convertible Preferred Stock as to dividends or liquidation rights and having similar voting rights, are in arrears, the number of directors of the Company will be increased by two and the holders of all outstanding series of parity preferred stock, voting as a single class without regard to series, will be entitled to elect the additional two directors until all dividends in arrears have been paid or declared and set apart for payment.



     Without the consent of the holders of Convertible Preferred Stock, the Company may issue other series of preferred stock which are pari passu with, or junior to, the Convertible Preferred Stock as to dividends and liquidation rights. Without the vote or consent of the holders of at least a majority of number of shares of Convertible Preferred Stock then outstanding, voting or consenting separately as a class, the



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Company shall not issue preferred stock which is senior to the Convertible
Preferred Stock as to dividends or liquidation rights, or amend, alter or repeal any of the voting rights, designations, preferences or other rights of the holders of the Convertible Preferred Stock so as to adversely affect such voting rights, designations, preferences or other rights.


                             J.  PRIORITY PAYMENTS

        The Company shall, and hereby covenants to, (i) prevent, to the extent legally permitted, its Subsidiaries from entering into any agreements or otherwise agreeing to be bound by any covenant or similar restriction with any third party, including but not limited to, suppliers and lending or credit institutions of any sort, which would prohibit or restrict such subsidiaries' ability to make payments or otherwise release cash through dividends or distributions to the Company, and (ii) cause, to the extent legally permitted, its Subsidiaries to make payments or otherwise release cash through dividends or distributions to the Company as necessary to satisfy the Company's obligations to the holders of the Convertible Preferred Stock.


                               K.  MISCELLANEOUS

        Holders of Convertible Preferred Stock shall have no pre-emptive right to purchase any securities of the Company.


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